NLU940
                        NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")
                      Enhanced Earnings Death Benefit Rider

This rider was issued because you selected the Enhanced Earnings Death Benefit Rider.

For purposes of this benefit "Rider Date" is the date the Enhanced Earnings Death Benefit Rider was made a part of the Contract: xx/xx/xxxx

As used in this rider:

o        Contract:   The Contract or Certificate to which this rider is
         attached.

o        Death Benefit Earnings:   The greater of (a) the current Cash Value
         less the In-Force Premium; or (b) zero.

o        In-Force Premium:
                o If the Rider Date is equal to the Contract Date:
                        o The sum of all the purchase payments less the sum of
                          all the Excess-of-Earnings Withdrawals.

o If the Rider Date is later than the Contract Date:
                o The Cash Value as of the Rider Date plus all
                  the purchase payments after the Rider Date less the sum of all the Excess-of-Earnings
                  Withdrawals after the Rider Date.

                o Excess-of-Earnings Withdrawals: For each withdrawal, this amount is equal to the excess, if any, of the amount of the withdrawal less the amount of Death Benefit Earnings in the Contract immediately prior to the withdrawal.

The following provision is added to the Contract.

1. Under this rider, if the oldest Owner, or the Annuitant if the Owner is a non-natural person, is age 69 or younger on the Rider Date, the Enhanced Earnings Death Benefit will be:

o 40% of the lesser of the In-Force Premium or Death Benefit Earnings, calculated as of the date we receive due proof of death.

         If the oldest Owner, or the Annuitant if the Owner is a non-natural person, is between the ages of 70 and 79 on the Rider Date, the Enhanced Earnings Death Benefit will be:

o 25% of the lesser of the In-Force Premium or Death Benefit Earnings, calculated as of the date we receive due proof of death.

         If the Owner is a Natural Person, the Enhanced Earnings Death Benefit is payable upon the death of the Owner. If the Owner is not a Natural Person, the Enhanced Earnings Death Benefit is payable on the death of the Annuitant.

II. The Mortality and Expense Risk Charge provision of the Contract is modified as follows:

         On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.20% for this rider.

Except as amended by this rider, the Contract remains unchanged.

[GRAPHIC OMITTED][GRAPHIC OMITTED]



 Michael J. Velotta                                        Thomas  J. Wilson
      Secretary                                            Chairman and Chief
                                                              Executive Officer



 NLU940                                                                  (8/00)